Exhibit 99.1

LightPath Technologies, Inc. Announces

Fiscal 2004 Financial Results Improvement over 2003

For Immediate Release

(August 12, 2004) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the fourth quarter and fiscal year ending June 30, 2004.

Summary (see Quick Reference and Financial Tables below)

Fourth Quarter 2004: Our financial results have improved in our fourth quarter compared to 2003 as follows -

•	Revenues for the fourth quarter increased 55%, or $980,000.

•	Gross margin improved by approximately $850,000, reflecting a rise in gross margin to 34% of sales from 4% of sales in the prior year’s fourth quarter

•	Operating and other costs below the gross margin line declined by $154,000 from the from the prior year fourth quarter to the current year fourth quarter

•	These factors combined to contribute to a lower net loss per share of $(0.36) vs. $(0.84) in the 2003 fourth quarter and an improvement in cash flow from operations when compared to the same period last year (see below).

Fiscal 2004: Similarly, our financial results improved over fiscal 2003 -

•	Revenues for fiscal year 2004 increased 22%, or $1.5 million

•	Gross margin improved by $3.4 million, which reflected a gross margin improvement from a negative 20% in 2003 to a positive 24% in 2004

•	Operating and other costs below the gross profit line declined by $12.2 million from 2003 to 2004

•	These factors combined to contribute to lower net loss per share of $(1.98) vs. $(8.20) and an improvement in both cash flow used by operations when compared to the prior year (see below) and a reduction in total cash usage from $9.8 million in 2003 to $3.3 million in 2004, the latter excluding the cash received from a financing and a legal settlement during the year.

Quick Reference (Unaudited):

(In Millions except for per share data)	Quarters Ended June 30,		Years Ended June 30,
	2004	2003	2004	2003
Total revenues	$2.77	$1.79	$8.33	$6.79
Net loss	$(1.17)	$(2.18)	$(5.60)	$(21.19)
Net loss per share	$(0.36)	$(0.84)	$(1.98)	$(8.20)
Cash used by operations	$(0.34)	$(0.36)	$(2.51)	$(9.68)

(In Millions)	June 30, 2004	March 31, 2004	June 30, 2003
Cash and cash equivalents	$2.53	$2.95	$3.37

Discussion:

Fourth Quarter 2004:

For the quarter ended June 30, 2004, the Company reported total revenues of $2.77 million compared to $1.79 million for the 2003 fourth quarter, an increase of 55%. Net loss for the quarter was $1.17 million, or $0.36 per share, compared to a net loss of $2.18 million, or $0.84 per share.

Gross margin was notably improved in the fourth quarter vs. the same period last year. Gross margin for the quarter ended June 30, 2004 was approximately $933,000, or 34% vs. $76,000, or 4% as compared to the prior year fourth quarter. Last year’s fourth quarter was the first positive gross margin quarter since our restructuring began late in fiscal 2002 and each of this year’s four quarters had positive gross margins culminating in the $933,000 in this current fourth quarter. Our gross margin percentage in the fourth quarter reached the highest level since the restructuring began, 34%.

Other business expenses were generally lower as the Company reported a net loss of $1.17 million for the fourth quarter of 2004 as compared to a net loss of $2.18 million in the fourth quarter of 2003.

Fiscal Year Ended 2004:

For the fiscal year ended June 30, 2004, the Company reported total revenues of $8.33 million compared to $6.79 million for the previous fiscal year, an increase of 22%. Net loss for fiscal 2004 was $5.60 million, or $1.98 per share. For fiscal 2003, the Company reported a net loss of $21.19 million, or $8.20 per share.

Our moves to reduce dependence on the telecommunications markets and broaden our market appeal has added greatly to our ability to post these improved financial results. Our percent of total revenues for instance from Telecommhas declined from 81% in 2001 to 18% in 2004. Our growth markets today primarily include industrial laser and lens markets, medical products and defense.

Gross margin for the full year 2004 was $2.05 million (gross margin percentage of 24%) vs. a loss at the gross margin line last year of $1.45 million (gross margin percentage of negative 21%). This improvement is the foundation for our improved financial performance this year and demonstrates the benefit of the reorganization and restructuring of the Company whereby all of the Company’s product capabilities were retained with a lower cost infrastructure.

Cash Status:

For the quarter ended June 30, 2004, net cash declined by $0.42 million, which was consistent with the fourth quarter of 2003. For the entire fiscal year of 2004, cash used was $3.31 million, excluding the third quarter cash inflows from a financing ($1.87 million) and from a favorable lawsuit settlement

($0.6 million). In contrast, in fiscal 2003 net cash used was significantly higher at $9.81 million. Our cash usage improvement also demonstrates the benefits of the reorganization and restructuring of the Company.

President’s Comments:

Ken Brizel, President and CEO of LightPath, stated, “We are very pleased with our 2004 performance. It has taken a lot of work to make the consolidation of the New Mexico and California facilities into our Florida location begin to work in a measurable way. Our results for the whole fiscal year, and in particular for this fourth quarter, demonstrate that we made the right moves in late 2002 and 2003. At the same time, we cannot rest here. We are on an upward path to reach positive cash flow and profitability and we make every decision each day and take every action with those goals in mind. I’m optimistic that we will approach or exceed those key success factors in fiscal 2005.

We had to reduce our dependence on the telecommunications markets after 2002. We have done that and it has been one of the keys to our survival. Telecommunications market revenues, once as high as 81% of revenues in 2001, has been reduced to 18% this year. While we can’t predict the telecom market, we believe this portion of our revenues might be marginally lower again in 2005 as compared to other market applications. We have been broadening our markets and applications including industrial lasers, medical products and defense. Also, we have penetrated international markets, across all of our various end-customer industries, adding to our sales growth in the last two fiscal years. International revenues were about one-sixth of sales in 2004.

Today, we continue to win new customers and serve long-standing customers well with our full range of standard and custom optical solutions. We’re unique: we’re one of the only full-service, custom-molded optical lens suppliers in the world. We are fully capable of supporting full-custom, integrated optical designs, and as a result, we continue to be designed into new applications in medical, industrial, defense, communication and instrumentation markets. Our emphasis going forward throughout the business is on revenue generation and manufacturing excellence. We are accomplishing this through developing new market opportunities with existing and new products and by implementing a Six Sigma program in our manufacturing process. The LightPath team continues to be focused on growth for the business and supporting our customers requirements worldwide.”

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 2:00 p.m. EDT today with Ken Brizel to discuss details regarding the company’s performance for the quarter and fiscal year 2004. The session may be accessed at http://www.lightpath.com. The archive of the webcast will be available for replay on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LightPath Technologies, Inc.

Condensed Consolidated Income Statements

(Unaudited)

	Three Months Ended June 30		Year Ended June 30
	2004	2003	2004	2003
Revenues	$2,772,774	$1,788,966	$8,331,671	$6,785,244
Cost of sales	1,840,116	1,708,927	6,283,349	8,148,717

Gross Margin	932,658	80,039	2,048,322	(1,363,473)
Selling, general and administrative	1,257,257	1,549,441	5,170,996	6,492,065
New product development	317,513	352,589	1,022,299	2,802,573
Asset impairment	—	—	—	5,504,457
Amortization of intangibles	468,540	562,035	1,947,562	2,669,520
Consolidation and relocation expenses	—	49,083	1,766	480,369

Operating loss	(1,110,652)	(2,433,109)	(6,094,301)	(19,312,457)
Other income (expense), net	(59,240)	256,963	495,894	397,006

Loss before cumulative effect of accounting change	(1,169,892)	(2,176,146)	(5,598,407)	(18,915,451)
Cumulative effect of accounting change	—	—	—	(2,276,472)

Net loss	$(1,169,892)	$(2,176,146)	$(5,598,407)	$(21,191,923)

Loss per share of common stock (basic and diluted):

Before cumulative effect of accounting change	$(0.36)	$(0.84)	$(1.98)	$(7.32)
Cumulative effect of accounting change	—	—	—	(0.88)

Net Loss	$(0.36)	$(0.84)	$(1.98)	$(8.20)

Number of shares used in per share calculation (basic and diluted):	3,221,697	2,584,595	2,831,128	2,584,595

LightPath Technologies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30 2004	June 30 2003
Cash and cash equivalents	$2,531,029	$3,367,650
Trade accounts receivable, net	1,797,113	1,267,465
Inventories	1,457,027	1,074,562
Other current assets	500,328	542,791

Total current assets	6,285,497	6,252,468
Property and equipment, net	2,343,783	3,096,606
Intangible assets, net	905,896	2,958,637
Other assets	145,913	190,352

Total assets	$9,681,089	$12,498,063

Accounts payable	$656,263	$418,172
Other current liabilities	1,036,107	899,109

Total current liabilities	1,692,370	1,317,281

Stockholders’ equity	7,988,719	11,180,782

Total liabilities and stockholders’ equity	$9,681,089	$12,498,063

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